                                                                   EXHIBIT 10.11

                          SOFTWARE LICENSE AGREEMENT

                          between

                          FRAUNHOFER-GESELLSCHAFT, ZUR FORDERUNG DER
                          ANGEWANDTEN FORSCHUNG E. V.

                          and

                          LIQUID AUDIO, INC.


_______________________________________________________________________________
THIS AGREEMENT DOES NOT BIND OR OBLIGATE EITHER PARTY IN ANY MANNER UNLESS DULY EXECUTED BY AUTHORIZED REPRESENTATIVES OF BOTH PARTIES
_______________________________________________________________________________

FRAUNHOFER-GESELLSCHAFT ZUR FORDERUNG DER ANGEWANDTEN FORSCHUNG E.V.

Signed for /s/ DR. N. PAULUS
----------------------------------------
By (Sign)

Dr. N. Paulus
----------------------------------------
Name (Print)

Director of Patent & License Dep.
----------------------------------------
Title

August 20, 1998
----------------------------------------
Date



LIQUID AUDIO, INC.

/s/ ROBERT FLYNN
----------------------------------------
By (Sign)

Robert Flynn
----------------------------------------
Name (Print)

VP Business Development
----------------------------------------
Title

August 18, 1998
----------------------------------------
Date

This Agreement is made and entered into this 14TH DAY OF AUGUST 1998 ("Effective Date") by and between FRAUNHOFER-GESELLSCHAFT ZUR FORDERUNG DER ANGEWANDTEN FORSCHUNG e. V., a non profit organization duly organized and existing under the

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Laws of the Federal Republic of Germany and having its principal office at
LeonrodstraBe 54, 80636 Munchen, Germany, (hereinafter referred to as "FhG"), acting on behalf of its Fraunhofer-Institut fur Integrierte Schaltungen (IIS) and LIQUID AUDIO. Inc., a corporation duly organized under the laws of California and having its principal office at 810 Winslow Street Redwood City, California 94063, USA, (hereinafter referred to as "Licensee").

WITNESSETH

WHEREAS: FhG and Licensee have already agreed on a Letter of Intent of Oct. 22/29, 1997; and

WHEREAS, FhG is the owner of certain "TECHNOLOGY" (as later defined herein), and wishes to have this TECHNOLOGY utilized by Licensee; and

WHEREAS, Licensee wishes to obtain a non-exclusive license to use the TECHNOLOGY upon the terms and conditions hereinafter set forth; and

WHEREAS, FhG Intends this Agreement to confer a license with Licensee, retaining to its own use all ownership rights in the TECHNOLOGY, including, but not limited to, patent rights, copyrights, implementation rights and licensing rights therein, and further intends that no license, expressed or implied, for use other than herein set out shall be transferred hereby.

WHEREAS, LICENSEE KNOWS AND ACCEPTS THAT LICENSEE NEEDS A PATENT LICENSE BY DOLBY AND THOMSON MULTIMEDIA, 46 QUAL ALPHONSE LE GELLO, F-92648 BOULEGNE, FRANCE, AND MAYBE BY OTHER THIRD PARTIES FOR THE EXPLOITATION OF THE LICENSED PRODUCT(S).

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NOW, THEREFORE, In consideration of the foregoing and of the mutual covenants, terms and conditions herein contained the Parties agree as follows:

1.     DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1. "TECHNOLOGY" shall mean the software as described in Appendix A of this Agreement.

1.2. "LICENSED PRODUCT" means any software, which incorporates, in whole or in part, any TECHNOLOGY, and but for this license would constitute an Infringement of such TECHNOLOGY.

1.3.   "APIs" means the application programming interfaces for the TECHNOLOGY.

1.4. "SOURCE CODE" means software in human-readable, high-level language form, which when compiled or assembled, becomes the executable "OBJECT CODE" (as later defined herein) of a software program. All references to SOURCE CODE in this Agreement shall include both human readable (listing) and machine readable (source files) forms and all tools and documentation needed to build such software, as well as program documentation as it becomes available. Including flow charts, programmers comments and design specifications for such software.

1.5. "OBJECT CODE" means machine-executable code in binary format, typically the result of processing the SOURCE CODE with an assembler or compiler.

1.6. "GROSS REVENUES" shall mean Licensee's gross revenues that are actually received and non-refundable from the sale of the LICENSED PRODUCT(s).

1.7. "Parties" shall mean FhG and Licensee. "Party" shall mean any one of the Parties.

2. GRANT, DELIVERY OF TECHNOLOGY, MAINTENANCE, UPDATES, NEW VERSIONS, ENHANCEMENTS IMPROVEMENTS

2.1.1. Source License Grant. FhG hereby grants to Licensee a non-exclusive,
       --------------------
       non-transferable,non-assignable (except as set forth in Section 11 below), non-sublicensable, worldwide limited license to use, copy, display, perform, modify and create derivative works of the TECHNOLOGY in SOURCE CODE form solely to design, develop, maintain, support and test LICENSED PRODUCT(s) to enable such products to use TECHNOLOGY.

2.1.2. Distribution Rights - Object Code. FhG hereby grants to Licensee a non-
       ---------------------------------
       exclusive,non-transferable, non-assignable (except as set forth in Section 1)

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       below), non-sublicensable, worldwide, limited license to make, copy, test, market, sell, distribute OBJECT CODE versions of the TECHNOLOGY, and any derivative works thereof created by Licensee pursuant to Section 2.1.1, solely as part of LICENSED PRODUCT(s) provided that:

       (a) Licensee does not expose or publish the APIs for the TECHNOLOGY in a form in which applications other than LICENSED PRODUCT(s) could call such APIs:

       (b) Licensee does not permit further redistribution of the TECHNOLOGY by Licensee's end users of LICENSED PRODUCT(s), except as part of LICENSED PRODUCT(s);

       (c) Licensee includes a valid copyright notice on LICENSED PRODUCT(s), and

       (d) Licensee agrees to Indemnify, hold harmless, and defend FhG from and against any claims or lawsuits, including attorneys' fees, that arise or result from the use of LICENSED PRODUCT(s) In the manner set forth in Section 8.1 below.

       Licensee shall be permitted to distribute the LICENSED PRODUCTS to its end user customers pursuant to an end user license agreement that permits use of the LICENSED PRODUCTS but prohibits further redistribution, exploitation, or use of the LICENSED PRODUCT by any party other than the end user customer that purchased the end user license to the LICENSED PRODUCT.

2.1.3. Ownership. FhG shall retain all right, title and interest in and to the
       ----------
       TECHNOLOGY,subject to the license grants in Sections 2.1.1 and 2.1.2. Licensee shall be entitled to establish all proprietary rights for itself in the Intellectual property represented by Licensee-created enhancements and new features, whether in the nature of trade secrets, copyrights or patent rights or other rights. FhG shall be entitled to establish all proprietary rights for itself in the Intellectual property represented by FhG-created enhancements and new features, whether in the nature of patent rights or other rights.

2.1.4. No Other Rights. Except as expressly granted in this Agreement, Licensee
       ----------------
       shall have no other rights in the TECHNOLOGY. Under no circumstances will anything in this Agreement be constructed as granting, by implication, estoppel or otherwise, a license to any FhG technology other than the TECHNOLOGY.

2.1.5. Patent License. Licensee understands and accepts that it must execute a
       ---------------
       patent license with the appropriate licensing entity in order to have all necessary rights to create the LICENSED PRODUCT(s), Licensee will contact Dolby and Thomson multimedia to get the necessary contracts and will negotiate in good faith to complete those contracts.

2.2. The TECHNOLOGY has been delivered to Licensee by FhG, Licensee acknowledges receipt of the TECHNOLOGY deliverables.

2.3.1. FhG will make available to licensee maintenance and updates with respect to the TECHNOLOGY at no charge for the first year of the license. The maintenance will provide licensee with access consistent with a most favored nation status. Maintenance will include resolution of any nontrivial program errors reported by Licensee within a reasonable period. Thereafter, in any given year, FhG will make maintenance and updates available to Licensee for no

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       charge if the amount of royalty paid to FhG, as defined in Art.5.1.b, in that year is equal to or greater than [*.] If the royalty amount paid to FhG is less than [*] then Licensee may pay the difference between [*] and the amount of royalty paid in order to receive maintenance support and updates.

2.3.2. The updates to each MPEG-2 AAC (IS 13818-7) and MPEG Layer-3 (IS 11172-3 and 13818-3) will include all improvements made to the TECHNOLOGY as long as those improvements are part of the respective standard for each source code.

2.3.3. On a most favored nation basis. FhG shall make available to Licensee all new versions, enhancements and improvements to the TECHNOLOGY as a beta testing site. As a beta testing partner Licensee shall be obligated to provide FhG with feedback on the performance of the new software being evaluated, FhG will make commercially reasonable efforts to provide Licensee and any other beta site with at least a one-month period from the time Licensee receives the specific beta version of the TECHNOLOGY until the time that the software is made available in a final release version in OBJECT CODE form.

2.3.4. FhG and Licensee agree to discuss participation with each other in a technology exchange partnership in which FhG will provide in-depth updates of developments at FhG. Additionally, this partnership will attempt to provide interoperability of FhG's MMP technology and the Licensee MusicOn-Demand system. Neither party will have any liability to the other for failure to enter into such relationship.

3.     CONFIDENTIALITY

3.1. The license grant in Section 2 is expressly conditioned upon Licensee retaining in confidence all information and know-how transmitted to Licensee by FhG that FhG has identified as being proprietary and/or confidential or that, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary and/or confidential and is confirmed in writing as such within 30 days after disclosure (the "Confidential Information"), and will make no use of the Confidential Information except under the terms and during the existence of this Agreement. The SOURCE CODE version of the TECHNOLOGY and any derivative works thereof created by FhG are deemed to be Confidential Information of FhG. Any derivative works thereof created by Licensee shall be deemed to be the Confidential Information of Licensee, and Licensee agrees to protect them as such.

3.2. Licensee shall have no obligation to maintain the confidentially of Confidential Information that (a) it received rightfully from another party prior to or after its receipt from FhG, (b) FhG has disclosed to a third party without any obligation to maintain such information in confidence; or (c) is independently developed

     * Certain information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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       by Licensee: or (d) is publicly available or in the public domain.
       Further. Licensee may disclose Confidential Information as required by governmental or Judicial order, provided Licensee gives FhG prompt notice of such order and compiles with any protective order (or equivalent) Imposed on such disclosure.

3.3. Licensee shall not reproduce, duplicate, copy or otherwise disclose, distribute, or disseminate the Confidential Information in any media, except on Licensee's premises by Licensee's permanent employees.

3.4. Licensee's obligation under this Section 3 shall survive any termination or expiration of the Agreement and shall extend to the earlier of such time as the Confidential Information is in the public domain or five (5) years following termination or expiration of this Agreement.

4.     DUE DILIGENCE

4.1. Licensee shall use its reasonable best efforts (i) to bring LICENSED PRODUCT(s) in combination with Licensee's related products to market through a thorough, vigorous and diligent program for exploitation and
       (ii) to continue active, diligent marketing efforts for LICENSED PRODUCT(s) in combination with Licensee's related products throughout the life of this Agreement.

4.2 Licensee's failure to perform in accordance with Section 4.1 above shall be grounds for FhG to terminate this Agreement pursuant to Section 13.3 hereof.

5.     ROYALTIES, PAYMENTS AND REPORTS

5.1. For the rights and license granted hereunder, Licensee shall pay royalties and shall make payments to FhG as follows:

       a.) A non creditable and non refundable initial payment of [*] shall be payable in four installments. The first Installment of [*] has already been paid at the signing of the letter of Intent of Oct. 22/29, 1997. The second Installment of [*] shall be paid at the signing of this license agreement. The third and fourth installments of [*] shall be payable at the time that version 2.0 and 3.0 software deliverables are provided.

       b.) A royalty at the rate of [*] of the GROSS REVENUES ("Running Royalties"). The royalty rate shall be adjusted on a semiannual basis to be equal to the most favored nation pricing for any source code license granted to the TECHNOLOGY.


* Certain information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                                                          Page 7
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5.2.   For the purpose of timing of payments, a LICENSED PRODUCT shall be considered sold when revenues are actually received by Licensee and are non-refundable.

5.3. Within thirty (30) days after the end of each calendar half year ending on June 30 or December 31, commencing on the half year containing the Effective Date. Licensee shall pay FhG the Running Royalties accrued during such calendar half year. Simultaneously with such payment. Licensee shall provide FhG with a report certified by Licensee's chief financial officer or the chief financial officer's designate (the "Royalty Report"), which Includes:

         5.3.1. the number of sold LICENSED PRODUCT(s) during the calendar half year even if this number is zero;

         5.3.2.  the Running Royalties owed on such sold LICENSED PRODUCT(s):

         5.3.3.  the amount of Licensee's payment accompanying the Royalty
         Report:

         5.3.4. any other information that FhG and Licensee deem reasonable to ensure the Licensee is complying with this Agreement.

5.4. Payments to FhG shall be made by wire transfer to the bank and account indicated in this Agreement.

5.5. FhG will credit to Licensee any overpayment of royalties made in error if such error is identified and fully explained by written notice to FhG during the term of this Agreement.

5.6.   Time is of the essence with respect to all payments required hereunder.

5.7. All dollar amounts in this Agreement refer to United States dollars unless otherwise indicated. Any conversion to United States dollars shall be of the prevalling rate for bank cable transfers as quoted for the last day of such semiannual period by the Wall Street Journal.

5.8. Overdue payments shall be subject to a late payment charge calculated at an annual rate of three percent (3%) over the prime rate or successive prime rates (as posted in the Wall Street Journal) during the delinquency. If the amount of such charge exceeds the maximum permitted by law, such charge shall be reduced to such maximum.

6.     REPORTS AND RECORDS

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6.1.   During the Term of this Agreement and for a period of six (6) years thereafter. Licensee shall keep complete, full, and accurate books and records of all information which may be reasonably required in order to confirm the accuracy of Licensee's reports and payments. FhG shall have the right to have a professionally registered accountant inspect of such books and records of Licensee to the extent necessary to verify their accuracy and that of other statements provided for herein; provided however, that such activity shall be made during regular business hours upon reasonable notice and Licensee may not be audited more than once in any calendar year, Any royalty statement that is not audited and specifically disputed by FhG within two (2) years after issuance shall be deemed to be binding and conclusive on FhG. Such accountant shall not reveal any information to FhG other than what is required to be reported under this Agreement, unless the accountant is ordered to disclose additional information by a court of competent jurisdiction. The cost of the examination shall be paid by FhG unless the inspection reveals that the total amount owed for the period under audit is greater than five Percent (5%) of the amounts reported, in which case Licensee shall pay the reasonable, out-of-pocket costs of the inspection and collection.

6.2. Licensee shall be responsible for and shall pay any tax, duty, levy, customs fee, or similar charge ("Taxes"), including interest and penalties thereon, however designated, imposed on it as a result of the operation or existence of this Agreement, except for withholding and any other taxes on FhG's net income, which FhG acknowledges that Licensee may be required to withhold or deduct from payments to FhG.

7.     INTRINGEMENT

7.1. Licensee: shall inform FhG promptly in writing of any alleged infringement of the TECHNOLOGY by a third party, and of any available evidence thereof, of which Licensee becomes aware.

7.2. During the term of this Agreement, FhG shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the TECHNOLOGY and, in furtherance of such right. Licensee hereby agrees that FhG may include Licensee as a party plaintiff in any such suit, without expense to Licensee, subject to Licensee's prior written consent. The total cost of any such infringement action commenced or defended solely by FhG shall be borne by FhG and FhG shall keep any recovery of damages for past infringement derived therefrom.

7.3. If within six (6) months after having been notified of any alleged infringement, FhG shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if FhG shall notify Licensee at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events

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      only, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the TECHNOLOGY, and Licensee may, for such purposes, use the name of FhG as party plaintiff. No settlement consent judgment or other voluntary final disposition of the suit may be entered into without the consent of FhG, which consent shall not unreasonably be withheld. Licensee shall indemnify FhG against any order for costs that may be made against FhG in such proceedings.

7.4. In the event that Licensee shall undertake the enforcement and/or defense of the TECHNOLOGY by litigation, Licensee may withhold up to fifty percent (50%) of the payments otherwise thereafter due FhG under Article 5 hereunder and apply the same toward reimbursement of up to half of Licensee's expenses. Including reasonable attorneys' fees, in connection therewith. Any recovery of damages by Licensee for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Licensee relating to such suit, and next toward reimbursement of FhG for any payments under Paragraph 5 past due or withheld and applied pursuant to this Article 7. The balance remaining from any such recovery shall be divided equally between Licensee and FhG.

7.5. In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the TECHNOLOGY shall be brought against Licensee, FhG, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

7.6. In any infringement suit as either Party may institute to enforce the TECHNOLOGY pursuant to this Agreement, the other Party hereto shall, at the request and expense of the Party initiating such suit, cooperate in all reasonable respects and, to the extent possible, have its employees testify when reasonably requested and make available relevant records, papers, information, samples, specimens, and the like as reasonably necessary.

8.    PRODUCT LIABILITY

8.1. Licensee shall at all times during the term of this Agreement and thereafter. Indemnify, defend and hold FhG, its trustees, officers, employees and affiliates, harmless against all claims and expenses arising from third-party claims, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property to the extent attributable to the LICENSED PRODUCTS, and against any other third-party claim, proceeding, demand, expense and liability of any kind whatsoever to the extent attributable to the production, manufacture, sale, use, lease. consumption or advertisement of the LICENSED PRODUCT(s). Licensee's obligations under this Section 8.1 shall be conditioned upon prompt notice of such third-party claims from FhG, reasonable cooperation and assistance from

                                                                         Page 10
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      FhG at Licensee's expense and Licensee's sole control of the defense and/or settlement of such action. Licensee shall not be liable for any expenses incurred by FhG without Licensee's prior written consent. In no event shall either party, its trustees, officers, employees and affiliates be liable for special, direct, Indirect or consequential damages, losses, costs, charges, claims, demands, fees or expenses of any nature or kind.

8.2. Licensee shall obtain or carry in full force and effect liability insurance which shall protect Licensee and FhG in regard to events covered by Paragraph 8.1 above. Such Insurance shall be written by a reputable Insurance company authorized to do business in California, shall list FhG as an additional named insured thereunder and shall require thirty (30) days written notice to be given to FhG prior to any cancellation or material change thereof. The limits of such occurrence shall not be less than one Million Dollars ($1,000,000) per occurrence with an aggregate of Two Million Dollars ($2,000,000) for property damage, Licensee shall provide FhG with Certificates of Insurance evidencing the same on January 1 of each calendar year during the duration of this Agreement.

8.3. SUBJECT TO THE TERMS OF THE FIFTH RECITAL TO THIS AGREEMENT SET FORTH ABOVE, FHG REPRESENTS AND WARRANTS THAT IT OWNS THE TECHNOLOGY OR HAS ALL RIGHTS NECESSARY TO GRANT THE LICENSE TO LICENSEE HEREUNDER, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, FHG MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OF THE TECHNOLOGY, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY FHG THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE KNOW-HOW AND/OR INTELLECTUAL PROPERTY RIGHTS AND/OR OTHER RIGHTS OF ANY THIRD PARTY.

9.    EXPORT CONTROLS

It is understood that FhG is subject to German laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities and that its obligations hereunder are contingent on compliance with applicable German export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the German Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. FhG neither represents that a license shall not be required nor that, if required, it shall be issued.

10.   MARKING

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Licensee will give clear reference to Fraunhofer IIS and its technology in any
LICENSED PRODUCT(s) and associated documentation, including a credits text audio compression technology licensed by Fraunhofer IIS a URL to IIS audio home page, and IIS logo.

11.   ASSIGNMENT

No rights, duties or privileges of Licensee hereunder shall be transferred or assigned by Licensee, except in connection with Licensee's merger with or sale or entire business to, another entity, provided that such entity shall first have agreed in writing with Licensee to perform all of Licensee's obligations and duties hereunder.

12.   DISPUTE RESOLUTION

12.1 The Parties agree to submit any dispute or controversy arising out of or relating to this Agreement to arbitration to be held in accordance with the Commercial Arbitration Rules of the American Arbitration Association and shall be referred to a sole arbitrator selected by the Parties. The award shall be made within six (6) months of selection of the arbitrator and may be entered in any court having competent jurisdiction. The arbitration shall be held in the State of California and shall be construed according to the substantive law of the State of New York regardless of conflict of law rules. The arbitrator shall determine issues of arbitrability but may not limit, expand or otherwise modify the terms of the Agreement nor have authority to award punitive or other damages in excess of compensatory damages and each Party irrevocably waives any claim thereto. Each Party shall bear its own expenses but those related to the compensation of the arbitrator shall be borne equally. The Parties, their representatives, other participants and the arbitrator shall hold the existence, content and result of the arbitration in confidence. Issues relating to the validity, enforceability, scope or Infringement of Intellectual property shall not be subject to mediation or arbitration. In the event any dispute relates to this Agreement but is not subject to arbitration, the Parties agree that their choice of forum to resolve the dispute shall be either the United States Courts in the State of California or the State Courts of the State of California.

12.2 Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

13.   TERM, TERMINATION

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

13.1. The term of this license agreement will be [*] years. Thereafter, Licensee will have an option to renew this license for an additional[*] years

13.2. If Licensee shall cease to carry on its business, this Agreement shall terminate upon notice by FhG.

13.3. Failure to pay or perform any obligation hereunder within the time prescribed shall constitute an event of default. Failure to cure any default within sixty days after receipt of notice describing the non-performance (ten business days with respect to undisputed non-payment of funds) shall entitle the Party giving such notice to terminate or suspend this Agreement.

13.4. Licensee may terminate this Agreement, at will, subject to payment of all Royalties due and upon sixty (60) days notice to FhG.

13.5. Termination shall accelerate Licensee's royalty payment and half year reporting obligations from "Within thirty (30) days after the end of each calendar half year", to "Within thirty (30) days of termination".

13.6. The obligations of the Parties under this Agreement which expressly or by their nature would continue beyond the termination, cancellation or expiration of this Agreement shall remain in effect and survive termination, cancellation or expiration of this Agreement, Including by way of example only the Sections 1. 2,1,3,3,8, 11, 12 and 15. Immediately upon termination of this Agreement (other than for default by FhG), Licensee shall pay to FhG all royalties due through the effective date of such termination.

13.7. Licensee may, however, after the effective date of such termination, exploit all LICENSED PRODUCT(s) in combination with Licensee's related products, and complete LICENSED PRODUCT(s) In combination with Licensee's related products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall make payments to FhG of the Running Royalties thereon as required by Article 5 of this Agreement and shall submit the reports required by Article 5 hereof on the sales of LICENSED PRODUCT(s).

14.   PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

All notices, reports, payments, consents, approvals, and the like made hereunder by Licensee to FhG shall be in written English, to the address or facsimile number below and sent by a secure special delivery service that provides proof of delivery, or by a properly transmitted facsimile. All notices, reports, payments, consents, approvals, and The like made hereunder by FhG to Licensee shall be in written English, to the address or facsimile number set forth on the signature page of this Agreement and sent by a secure special delivery service that provides proof of delivery, or by a properly transmitted facsimile. Licensee may change its address and bank account information by providing appropriate notice to FhG. Upon appropriate notice by FhG,


* Certain information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

FhG may change its address and back account Information, and may require notices to FhG to be sent to up to two different addresses and portions of the royalties to be paid to up to two different bank accounts.

     Notices to Licensee shall be sent to:

          Liquid Audio, Inc
          810 Winslow Avenue
          Redwood City, California 94063
          Attention: John Stone

     Notices to FhG shall be sent to:

          Frounhofer-Institut for Integrierte Schaltungen
          Attn.: Mr. Dr. Karlheinz Brandenburg
          Arn Welchselgarten 3
          91058 Erlangen
          Germany

          telephone: +49(0)9131/7 76-3 03
          fax:       +49(0)9131/7 76-3 99

      Payments to FhG shall be made by wire transfer to FhG's bank account as follows:

          Postbank Munchen
          BLZ 700 100 80
          Konto-Nr, 56 255-801
          der Frounhofer-Patentstelle for die Deutsche Forschung.

15.   GENERAL

15.1. This Agreement shall be construed, governed, Interpreted and applied in accordance with the laws of the Federal Republic of Germany.

15.2. The Parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the Parties hereto as to the subject matter hereof, and supersedes the Letter of Intent of Oct. 22/29 1997 and any other prior agreements relating to the subject matter hereof. This Agreement shall not be subject to any change or modification except by the execution of a written Instrument subscribed to by the Parties hereto.

15.3. The provisions of this Agreement are severable and in the event that any provisions of this Agreement shall be determined to be Invalid or unenforceable under any controlling body of the law, such Invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

15.4. The failure of either Party to assert a right hereunder or to Insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right of excuse a similar subsequent failure to perform any such term or condition by the other Party,

15.5. EXCEPT FOR INDEMNIFICATION OBLIGATIONS UNDER SECTION 8 ABOVE, IN NO EVENT SHALL EITHER PARTY'S AGGREGATE LIABILITY TO THE OTHER PARTY UNDER THIS AGREEMENT EXCEED THE AMOUNTS PAID BY LICENSEE HEREUNDER. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR CONSEQUENTIAL INCIDENTAL SPECIAL, INDIRECT OR RELIANCE DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT, OR ANY OTHER LEGAL THEORY, REGARDLESS WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

APPENDIX A

I.    DEFINITIONS

I.A. "AAC Standard" means the specifications and operating parameters established by the Joint Technical Committee of the International Standards Organization ISO/IEC IS 13818.7 information technology -- Generic coding of moving pictures and associated audio information -- Part 7: Advanced Audio Coding.

I.B. "FAC" shall mean the technology which is part of the AAC Standard and which was developed by FhG before and during the collaboration to create a joint proposal for the extension of the MPEG-audio standard and which is protected by patents and patent applications, which are owned by FhG or for which FhG has the right to grant licenses

II.   DESCRIPTION OF TECHNOLOGY

TECHNOLOGY consists of "FAC Encoder" (as later defined herein), "FAC Decoder" (as later defined herein). "MPEG Layer-3 Encoder" (as later defined herein) and "MPEG Layer-3 Decoder" (as later defined herein) in SOURCE CODE format.

II.A. FAC ENCODER

II.A.1. OVERVIEW

"FAC Encoder" is a complete FAC compliant software implementation of the FAC encoding algorithm in the programming language 'C'.

II.A.2.  FEATURES

[*]


* Certain information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

II.B. FAC DECODER

II.B.1. OVERVIEW

"FAC Decoder" is a complete FAC compliant software implementation of the FAC decoding algorithm in the programming language "C++".

II.B.2. FEATURES

[*]

II.C. MPEG LAYER-3 ENCODER

II.C.1. OVERVIEW

"MPEG Layer-3 Encoder" is a complete IS 11172-3 and IS 13818-3 compliant software implementation of the MPEG Layer-3 encoding algorithm in the programming language "C". The MPEG Layer-3 Encoder is also compatible with the proprietary FhG extension for sampling rates of 8, 11.025 and 12 kHz ("MPEG2.5").

II.C.2. FEATURES

[*]

II.D. MPEG LAYER-3 DECODER

II.D.1. OVERVIEW

"MPEG Layer-3 Decoder" is a complete IS 11172-3 and IS 13818-3 compliant software implementation of the MPEG Layer-3 decoding algorithm in the programming language "C". The MPEG Layer-3 Decoder is also compatible with the proprietary FhG extension for sampling rates of 8, 11.025 and 12 kHz ("MPEG2.5").

II.D.2. FEATURES

[*]


* Certain information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]


* Certain information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.